Exhibit 10.73

AmericanAirlines

Note: The presence of brackets indicates that the item being addressed within the brackets is no longer in effect.

THOMAS J. KIERNAN SENIOR VICE PRESIDENT	November 11, 1999

Human Resources

Will Ris

Dear Will:

The letter agreement dated May 29, 1996 detailed your compensation and benefits arrangements at American Airlines (collectively “AMR”, “American” or the “Company”) during the term of your initial three-year employment contract. We wish to extend the term of your employment. This letter sets forth the terms under which your employment will continue.

Compensation

Your base salary will continue to be reviewed on an annual basis at the same time we review other senior officer’s salaries. [You will also be eligible for an annual cash award under the terms of our Incentive Compensation Plan which currently pays awards based on the Company’s cash flow return on gross assets (CFROGA) and its relative performance measured against our competitors. Your target incentive award will be 60% of base salary. Your actual award will be adjusted for Company and individual performance.]

Subject to approval by the Compensation Committee of AMR’s Board of Directors, you will continue to be eligible to receive stock awards annually at the same time other senior officers receive their annual stock awards. Vesting and payout provisions will follow the terms of the individual contracts and the Company’s Long Term Incentive Plan (“LTIP”).

Benefits

You will continue to be offered medical, dental, short and long term disability, and life insurance through the Company’s flexible benefits program, which provides a set amount of benefit pay annually. Following your retirement, the Company will provide health benefits to you, your spouse and your dependents in accordance with our standard benefit program for retirees [, which is subject to prefunding provisions]. In the case of your disability, the Company will continue coverage for two years, then COBRA coverage may be purchased for an additional 36 months. In the case of your death, the Company will continue coverage for three months, then COBRA coverage may be purchased for an additional 33 months.

P.O. Box 619616, Dallas/Fort Worth Airport, Texas 75261-9616

Will Ris, September 17, 1999, page 2

You will continue to participate in the Company’s Retirement Benefit Plan (RBP) and the Supplemental Executive Retirement Plan (SERP). We will continue to provide you with double credit for each year of service as an employee of AMR for the purposes of all compensation and benefits based on longevity.

Severance

In the event that the Company terminates your employment without cause, you would be eligible for a severance payment equal to one year’s salary [and target incentive award]. Stock awards would be treated according to the terms set forth in the individual stock contracts and in the Company’s LTIP. For purposes of this letter, “cause” has the meaning set forth in the Company’s LTIP.

Travel

You will continue to be provided with unlimited positive space personal travel privileges for you, your spouse and your dependent children on American Airlines and American Eagle at modest service charges. Company policy provides the continuation of these benefits following your retirement, death after retirement, and death prior to retirement with at least ten years of service. Pursuant to your request for double credit for each year of service, you will be eligible for post retirement and post-death personal travel privileges with only five years of service.

Officer Perquisites

You will continue to participate in the senior officer [car and financial planning] programs for so long as such benefits are provided to other senior officers. In addition, the Company will continue to pay your [country club and] dining club dues, as well as to provide you with an Admirals Club membership.

Subject to our Board of Director’s approval, we will continue to allow you to participate on the Board of Directors for one for-profit and as many not-for-profit organizations as are in the Company’s interests. However, independent speaking and writing engagements will not be permitted during your employment with the Company.

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P.O. Box 619616, Dallas/Fort Worth Airport, Texas 75261-9616

Will Ris, September 17, 1999, page 3

We are glad to have you! Please indicate your concurrence with these terms by signing a copy of this letter in the space provided below.

Sincerely,
/s/ Thomas J. Kiernan

Concur: /s/ Will K. Ris       Date: